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                                                                     EXHIBIT 3.7

                              AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                               AMI ACQUISITION LLC

         The Limited Liability Company Agreement of AMI Acquisition LLC, dated as of April 25, 2002 and amended by Amendment No. 1 dated June 19, 2002 is hereby amended and restated in its entirety as follows:

         This Limited Liability Company Agreement (this "AGREEMENT") of AMI Acquisition LLC is entered into by AMI Semiconductor Inc., as the sole member and any other person who, at such time, is admitted to the Company (as defined below) as a member in accordance with the terms of this Agreement, being a "MEMBER").

         The Member, by execution of this Agreement, hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. Section 18-101, et seq.), as amended from time to time (the "ACT"), and hereby agrees as follows:

         1. Name. The name of the limited liability company formed hereby is AMI Acquisition LLC (the "COMPANY").

         2. Filing of Certificates. The Member, as an authorized person, within the meaning of the Act, shall execute, deliver and file, or cause the execution, delivery and filing of, all certificates required or permitted by the Act to be filed in the Office of the Secretary of State of the State of Delaware and any other certificates, notices or documents required or permitted by law for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

         3. Purposes. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act.

         4. Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have and may exercise all the powers now or hereafter conferred by Delaware law on limited liability companies formed under the Act. The Company shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the protection and

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benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Member.

         5. Principal Business Office. The principal business office of the Company shall be located at such location as may hereafter be determined by the Member.

         6. Registered Office; Registered Agent. The address of the registered office and the name and address of the registered agent of the Company in the State of Delaware is c/o The Corporation Trust Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808.

         7. Certificate of Formation.

         The designation of Kimberly Yule as an "authorized person" within the meaning of the Delaware Act for the limited purpose of executing, delivering and filing the Certificate of Formation of the Company (the "CERTIFICATE OF FORMATION") is hereby ratified and confirmed, and Karla Rogers as such authorized person has executed, delivered and filed the Certificate of Formation with the Secretary of State of the State of Delaware on June 19, 2002. As of the date hereof, Kimberly Yule's powers as an "authorized person" ceased, and the Member thereupon became a designated "authorized person" and shall continue as a designated "authorized person" within the meaning of the Delaware Act.

         8. Member. The name and the mailing address of the Member is as follows:

         NAME                                   ADDRESS
         ----                                   -------
AMI Semiconductor Inc.                   2300 Buckskin Road
                                         Pocatello, Idaho 83201

         9. Membership Interests. The Company hereby irrevocably elects that all membership interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code (the "UCC"), as provided for by Section 8-103(c) of the UCC as in effect in New York. Each certificate evidencing membership interests in the Company shall bear the following legend "This certificate evidences an interest in AMI Acquisition LLC and shall be a security for purposes of Article 8 of the Uniform Commercial Code." No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend.

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         10. Limited Liability. Except as required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

         11. Capital Contributions. The Member is deemed admitted as the member of the Company upon its execution and delivery of this Agreement. The Member has contributed $1.00 in cash and no other property to the Company. The Member may, but is not obligated to make any additional capital contribution to the Company.

         12. Allocation of Profits and Losses. The Company's profits and losses shall be allocated solely to the Member.

         13. Distributions. Subject to the limitations of Section 18-607 of the Act and any other applicable law, distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

         14. Management. In accordance with Section 18-402 of the Act, management of the Company shall be vested in the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. The Member has the authority to bind the Company.

         15. Officers. (a) The Member may, from time to time as it deems advisable, select natural persons who are employees or agents of the Company and designate them as officers of the Company (the "OFFICERS") and assign titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office, including the setting up of any bank accounts of the Company. Any delegation pursuant to this Section 15 may be revoked at any time by the Member. An Officer may be removed with or without cause by the Member.

         (b) The initial officers of the Company shall be as follows:

         President                     Christine King

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         Secretary                     Brent Jensen

         16. Other Business. The Member may engage in or possess an interest in other business ventures of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

         17. Exculpation and Indemnification. (a) To the fullest extent permitted by the laws of the State of Delaware and except in the case of bad faith, gross negligence or willful misconduct, no Member or Officer shall be liable to the Company or any other Member for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or Officer by this Agreement.

         (b) Except in the case of bad faith, gross negligence or willful misconduct, each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Member or Officer, shall be indemnified and held harmless by the Company to the fullest extent permitted by the laws of the State of Delaware for directors and officers of corporations organized under the laws of the State of Delaware. Any indemnity under this Section 17 shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.

         18. Assignments. The Member may at any time assign in whole or in part its limited liability company interest in the Company. If the Member transfers all of its interest in the Company pursuant to this Section 18, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

         19. Resignation. The Member may at any time resign from the Company. If the Member resigns pursuant to this Section 19, an additional Member shall be admitted to the Company, subject to Section 20 hereof, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

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         20. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

         21. Dissolution.

                  (a) The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member or (ii) the entry of a decree of judicial dissolution under
         Section 18-802 of the Act.

                  (b) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets or proceeds from the sale of the assets of the Company shall be applied in the manner, and in the order of priority, set forth in
         Section 18-804 of the Act.

         22. Separability of Provisions. If any provision of this Agreement or the application thereof is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable to any extent, the remainder of this Agreement and the application of such provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         23. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

         24. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles).

         25. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

         26. Sole Benefit of Member. The provisions of this Agreement are intended solely to benefit the Member and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and the Member shall have no duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

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         27. Effectiveness. This Agreement shall become effective when the
Member shall have executed and delivered the Agreement to the Company.

         IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the 2nd day of July, 2002.

                                         AMI SEMICONDUCTOR INC.

                                         By: /s/ Brent Jensen
                                             -----------------------------------
                                             Name:  Brent Jensen
                                             Title: Chief Financial Officer